Exhibit 99.1

Moved on Business Wire
August 4, 2021

DXC Technology Reports First Quarter Fiscal Year 2022 Results

•First quarter revenues of $4.14 billion, down 8.0% as compared to prior year, and down 3.7% on an organic growth basis

•Net income was $282 million compared to a net loss of $199 million in the prior year quarter; EBIT was $466 million, or 11.3% of sales, as compared to (3.2)% in the prior year quarter; First quarter Adjusted EBIT margin was 8.0%, as compared to 4.2% in the prior year

•Diluted EPS was $1.07 compared to $(0.81) in the prior year quarter. Non-GAAP diluted EPS was $0.84, up 300% compared to $0.21 in Q1 FY21

•Revenue, Adjusted EBIT margin, and Non-GAAP EPS exceeded our previous Q1 FY22 guidance range

•Bookings of $4.6 billion and book-to-bill ratio of 1.12x in Q1 FY22

•Reduced debt by $579 million in Q1 FY22, achieving our targeted debt level of approximately $5.0 billion, further strengthening our balance sheet

TYSONS, Va., August 4, 2021 – DXC Technology (NYSE: DXC) today reported results for the first quarter fiscal year 2022.

“Our results show that DXC continues to achieve on its short-term and longer-term financial objectives. We have encouraging revenue performance, margins are expanding, and our bookings clearly demonstrate that we continue to win in the marketplace,” said Mike Salvino, President and Chief Executive Officer, DXC. “With the stabilization phase of our transformation journey behind us, we are now moving through the foundation phase and remain focused on engaging our colleagues, increasing the level of customer intimacy, and making sure we have the strong financial foundation necessary to support growth."

Financial Highlights	Q1 FY22	Q1 FY21
Revenue	$4,141	$4,502
YoY Revenue Growth	(8.0)%	(7.9)%
YoY Organic Revenue Growth	(3.7)%	(10.1)%

Net Income	$282	$(199)

EBIT	$466	$(142)
EBIT Margin %	11.3%	(3.2)%

Adjusted EBIT	$332	$190
Adjusted EBIT Margin %	8.0%	4.2%

Earnings Per Share (Diluted)	$1.07	$(0.81)
Non-GAAP EPS (Diluted)	$0.84	$0.21

Book-to-Bill	1.12x	1.18x

Financial Highlights - First Quarter of Fiscal Year 2022

Revenue was $4.141 billion, down 8.0% as compared to prior year, and down 3.7% on an organic basis. First quarter revenues exceeded the Company’s revenue guidance range.

Net income was $282 million compared to a net loss of $199 million in the prior year quarter. EBIT was $466 million or 11.3% of sales, and included the following items: A $347 million net gain related to dispositions, amortization of intangible assets of $109 million, debt extinguishment costs of $28 million, restructuring costs of $67 million, and transaction, separation, and integration costs of $9 million. Excluding these items, Adjusted EBIT margin was 8.0% in the first quarter, an improvement of 380 bps as compared to the prior year quarter. First quarter Adjusted EBIT margin came in above our guidance range.

Diluted earnings per share was $1.07 and Non-GAAP diluted earnings per share was $0.84 in the first quarter of fiscal year 2022, driven by the improvement in margins, lower interest expense, and a lower tax rate. Non-GAAP EPS exceeded the Company's previous guidance range.

Book-to-bill for the quarter was 1.12x, underscoring the Company’s continued focus on delivering for our customers and colleagues, which in turn is driving ongoing success in the market. This represents the fifth straight quarter that DXC has delivered a book-to-bill of over 1.0x.

Financial Information by Segment

Global Business Services ("GBS")	Q1 FY22	Q1 FY21
Revenue	$1,887	$2,174
YoY Revenue Growth	(13.2)%	0.7%
YoY Organic Revenue Growth	2.0%	(6.9)%

Segment Profit	$272	$215
Segment Profit Margin	14.4%	9.9%

Book-to-Bill	1.29x	1.62x

GBS segment revenue was $1.887 billion in the first quarter of fiscal year 2022, down 13.2% compared to prior year, and up 2.0% on an organic basis. GBS Segment profit was $272 million and segment profit margin was 14.4%, up 450 bps as compared to the first quarter of fiscal year 2021. GBS bookings for the quarter were $2.4 billion for a book-to-bill of 1.29x.

Global Infrastructure Services ("GIS")	Q1 FY22	Q1 FY21
Revenue	$2,254	$2,328
YoY Revenue Growth	(3.2)%	(14.8)%
YoY Organic Revenue Growth	(9.1)%	(12.6)%

Segment Profit	$131	$23
Segment Profit Margin	5.8%	1.0%

Book-to-Bill	0.97x	0.77x

GIS Segment revenue was $2.254 billion in the first quarter of fiscal year 2022, down 3.2% compared to prior year, and down 9.1% on an organic basis. GIS segment profit was $131 million with a segment profit margin of 5.8%, a 480 bps margin expansion as compared to first quarter of fiscal year 2021. GIS bookings were $2.2 billion in the quarter for a book-to-bill of 0.97x.

Enterprise Technology Stack Highlights

The components of the Enterprise Technology Stack are as follows:

Offerings Revenues	Q1 FY21	Q2 FY21	Q3 FY21	Q4 FY21	Q1 FY22
Stack Revenues
Analytics and Engineering	$409	$437	$462	$476	$482
Applications	1,162	1,182	1,225	1,282	1,246
Business Process Services	129	136	128	133	118
Cloud and Security	483	517	543	551	549
IT Outsourcing	1,163	1,141	1,141	1,171	1,128
Modern Workplace	667	637	676	660	577
Subtotal	4,013	4,050	4,175	4,273	4,100
M&A and Divestitures
Revenues	489	504	113	112	41
Total Revenues	$4,502	$4,554	$4,288	$4,385	$4,141

Cash Flow

Cash Flow	Q1 FY22	Q1 FY21
Cash Flow (used in) from Operations	$(29)	$119
Less Capital Expenditures:
Purchase of property and equipment	(98)	(95)
Transition and transformation contract costs	(55)	(82)
Software purchased or developed	(122)	(48)
Free Cash Flow	$(304)	$(106)

Cash flow from operations was a use of $29 million in the first quarter of fiscal year 2022, and capital expenditures were $275 million. Free cash flow (cash flow used in operations less capital expenditures) was $(304) million in the first quarter of FY22, as compared to $(106) million in the first quarter of FY21.

Guidance

The Company's guidance for the second quarter and full fiscal year 2022 is as follows:

Fiscal Year Guidance	Q2 FY22 Guidance	FY22 Outlook
Revenues	$4.08 to $4.13B	$16.6 to $16.8B
Organic Revenue Growth YoY	(1)% – (3)%	(1)% – (2)%
Adjusted EBIT Margin	8.0% – 8.4%	8.2% – 8.7%
Net Interest Cost	~$45 million	~$180 million
Non-GAAP Diluted EPS	$0.80 – $0.84	$3.45 – $3.65
Restructuring and TSI		~$550 million
Free Cash Flow		$500 million
Adjusted Effective Tax Rate	~28%	~26%

The Company reaffirmed its longer-term guidance:

•Positive organic revenue growth of 1% to 3% for fiscal year 2024
•Adjusted EBIT margin of 10% to 11% in fiscal year 2024
•Non-GAAP diluted EPS of $5.00 to $5.25 in fiscal year 2024
•Free cash flow of approximately $1.5 billion in fiscal year 2024
•Restructuring and TSI of approximately $100 million in fiscal year 2024

DXC does not provide a reconciliation of Non-GAAP measures that it discusses as part of its guidance because certain significant information required for such reconciliation is not available without unreasonable efforts or at all, including, most notably, the impact of significant non-recurring items. Without this information, DXC does not believe that a reconciliation would be meaningful.

Ken Sharp, Chief Financial Officer, DXC commented: “We have further strengthened our balance sheet, and clearly demonstrated our commitment to a strong investment grade credit profile, achieving our targeted debt level of approximately $5 billion. To offset dilution from incentive compensation, we have resumed returning capital to our shareholders in the form of share repurchases. Our longer-term objective is to retain our attractive leverage profile, invest in our business, and fund additional capital deployment to our shareholders through internally generated sources.”

Earnings Conference Call and Webcast

DXC Technology senior management will host a conference call and webcast to discuss these results on August 4, 2021, at 5:00 p.m. EDT. The dial-in number for domestic callers is +1 (833) 979-2847. Callers who reside outside of the United States should dial +1 (236) 714-2943. The passcode for all participants is 4469601. The webcast audio and any presentation slides will be available on DXC Technology’s Investor Relations website.

A replay of the conference call will be available from approximately two hours after the conclusion of the call until 08/11/2021 23:59 ET. Phone number for the replay is +1 (800) 585-8367 or +1 (416) 621-4642. The replay passcode is 4469601.

About DXC Technology

DXC Technology (NYSE: DXC) helps global companies run their mission critical systems and operations while modernizing IT, optimizing data architectures, and ensuring security and scalability across public, private and hybrid clouds. The world’s largest companies and public sector organizations trust DXC to deploy services across the Enterprise Technology Stack to drive new levels of performance, competitiveness, and customer experience. Learn more about how we deliver excellence for our customers and colleagues at DXC.com.

Forward-Looking Statements

All statements in this press release that do not directly and exclusively relate to historical facts constitute “forward-looking statements.” These statements represent current expectations and beliefs, and no assurance can be given that the results described in such statements will be achieved. Such statements are subject to numerous assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those described in such statements, many of which are outside of our control. Furthermore, many of these risks and uncertainties are currently amplified by and may continue to be amplified by or may, in the future, be amplified by, the coronavirus disease 2019 (“COVID-19”) pandemic and the impact of varying private and governmental responses that affect our customers, employees, vendors and the economies and communities where they operate. For a written description of these factors, see the section titled “Risk Factors” in DXC’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021, and any updating information in subsequent SEC filings, including DXC’s upcoming Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021.

No assurance can be given that any goal or plan set forth in any forward-looking statement can or will be achieved, and readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events except as required by law.

About Non-GAAP Measures
In an effort to provide investors with supplemental financial information, in addition to the preliminary and unaudited financial information presented on a GAAP basis, we have also disclosed in this press release preliminary Non-GAAP information including: earnings before interest and taxes ("EBIT"), EBIT margin, Adjusted EBIT, Adjusted EBIT margin, Non-GAAP income before income taxes, Non-GAAP net income, Non-GAAP EPS, organic revenues, organic revenue growth, and free cash flow.

We believe EBIT, EBIT margin, Adjusted EBIT, Adjusted EBIT margin, Non-GAAP income before income taxes, Non-GAAP net income and Non-GAAP EPS provide investors with useful supplemental information about our operating performance after excluding certain categories of expenses.

We believe organic revenues provides investors with useful supplemental information about our revenues after excluding the effect of currency exchange rate fluctuations for currencies other than U.S. dollars and the effects of acquisitions and divestitures in the periods presented. See below for a description of the methodology we use to present organic revenues.

One category of expenses excluded from Adjusted EBIT, Non-GAAP income from continuing operations before tax, Non-GAAP net income and Non-GAAP EPS, incremental amortization of intangible assets acquired through business combinations, may result in a significant difference in period over period amortization expense on a GAAP basis. We exclude amortization of certain acquired intangible assets as these non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Although DXC management excludes amortization of acquired intangible assets primarily customer-related intangible assets, from its Non-GAAP expenses, we believe that it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and support revenue generation. Any future transactions may result in a change to the acquired intangible asset balances and associated amortization expense.

Another category of expenses excluded from Adjusted EBIT, Non-GAAP income from continuing operations before tax, Non-GAAP net income and Non-GAAP EPS, impairment losses, may result in a significant difference in period over period expense on a GAAP basis. We exclude impairment losses as these non-cash amounts, reflect generally an acceleration of what would be multiple periods of expense and do not expect to occur frequently. Further assets such as goodwill may be significantly impacted by market conditions outside of management’s control.

There are limitations to the use of the Non-GAAP financial measures presented in this report. One of the limitations is that they do not reflect complete financial results. We compensate for this limitation by providing a reconciliation between our Non-GAAP financial measures and the respective most directly comparable financial measure calculated and presented in accordance with GAAP. Additionally, other companies, including companies in our industry, may calculate Non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes between companies.

Selected references are made to revenue growth on an “organic basis” so that certain financial results can be viewed without the impact of fluctuations in foreign currency rates and without the impacts of acquisitions and divestitures from “organic basis” financial results, thereby providing comparisons of operating performance from period to period of the business that we have owned during all periods presented. Organic revenue growth is calculated by dividing the year-over-year change in GAAP revenues attributed to organic growth by the GAAP revenues reported in the prior comparable period. Revenue growth on an “organic basis” is a Non-GAAP financial measure calculated by translating current period activity into U.S. dollars using the comparable prior period’s currency conversion rates after excluding the impact of acquisitions and divestitures. This approach is used for all results where the functional currency is not the U.S. dollar.

# # #

Contact:

John Sweeney, CFA, Vice President, Investor Relations, +1-980-315-3665, john.sweeney@dxc.com
Richard Adamonis, Corporate Media Relations, +1-862-228-3481, radamonis@dxc.com

Condensed Consolidated Statements of Operations
(preliminary and unaudited)

	Three Months Ended
(in millions, except per-share amounts)	June 30, 2021	June 30, 2020

Revenues	$4,141	$4,502

Costs of services	3,255	3,629
Selling, general and administrative	383	539
Depreciation and amortization	422	492
Restructuring costs	67	72
Interest expense	62	106
Interest income	(20)	(23)
Debt extinguishment costs	28	—
Gain on disposition of businesses	(377)	—
Other income, net	(103)	(88)
Total costs and expenses	3,717	4,727

Income (loss) before income taxes	424	(225)
Income tax expense (benefit)	142	(26)
Net income (loss)	282	(199)
Less: net income attributable to non-controlling interest, net of tax	4	6
Net income (loss) attributable to DXC common stockholders	$278	$(205)

Earnings (loss) per common share:
Basic	$1.09	$(0.81)
Diluted	$1.07	$(0.81)

Weighted average common shares outstanding for:
Basic EPS	254.67	253.63
Diluted EPS	260.32	253.63

Selected Consolidated Balance Sheet Data
(preliminary and unaudited)

	As of
(in millions)	June 30, 2021	March 31, 2021
Assets
Cash and cash equivalents	$2,460	$2,968
Receivables, net	4,081	4,156
Prepaid expenses	659	567
Other current assets	341	517
Total current assets	7,541	8,208

Intangible assets, net	3,888	4,043
Operating right-of-use assets, net	1,299	1,366
Goodwill	639	641
Deferred income taxes, net	238	289
Property and equipment, net	2,841	2,946
Other assets	4,421	4,545
Total Assets	$20,867	$22,038

Liabilities
Short-term debt and current maturities of long-term debt	$817	$1,167
Accounts payable	857	914
Accrued payroll and related costs	746	698
Current operating lease liabilities	413	418
Accrued expenses and other current liabilities	3,060	3,476
Deferred revenue and advance contract payments	1,032	1,079
Income taxes payable	481	398
Total current liabilities	7,406	8,150

Long-term debt, net of current maturities	4,116	4,345
Non-current deferred revenue	598	622
Non-current operating lease liabilities	971	1,038
Non-current income tax liabilities and deferred tax liabilities	771	854
Other long-term liabilities	1,619	1,721
Total Liabilities	15,481	16,730

Total Equity	5,386	5,308

Total Liabilities and Equity	$20,867	$22,038

Condensed Consolidated Statements of Cash Flows
(preliminary and unaudited)

	Three Months Ended
(in millions)	June 30, 2021	June 30, 2020
Cash flows from operating activities:
Net income (loss)	$282	$(199)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	427	496
Operating right-of-use expense	130	156
Pension & other post-employment benefits, actuarial & settlement losses	—	2
Share-based compensation	25	16
Deferred taxes	(25)	—
(Gain) loss on dispositions	(414)	4
Provision for losses on accounts receivable	(3)	35
Unrealized foreign currency exchange gain	(8)	(11)
Impairment losses and contract write-offs	—	—
Debt extinguishment costs	28	—
Other non-cash charges, net	3	7
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Decrease (increase) in assets	26	(100)
Decrease in operating lease liability	(130)	(156)
Decrease in other liabilities	(370)	(131)
Net cash (used in) provided by operating activities	(29)	119

Cash flows from investing activities:
Purchases of property and equipment	(98)	(95)
Payments for transition and transformation contract costs	(55)	(82)
Software purchased and developed	(122)	(48)
Payments for acquisitions, net of cash acquired	—	(10)
Business dispositions	513	—
Cash collections related to deferred purchase price receivable	—	159
Proceeds from sale of assets	67	6
Other investing activities, net	6	9
Net cash provided by (used in) investing activities	311	(61)

Cash flows from financing activities:
Borrowings of commercial paper	216	748
Repayments of commercial paper	(194)	(317)
Borrowings under lines of credit	—	2,500
Repayment of borrowings under lines of credit	—	(750)
Borrowings on long-term debt	19	993
Principal payments on long-term debt	(352)	(1,084)
Payments on finance leases and borrowings for asset financing	(494)	(245)
Proceeds from stock options and other common stock transactions	9	—
Taxes paid related to net share settlements of share-based compensation awards	(11)	(3)
Payments for debt extinguishment costs	(28)	—
Repurchase of common stock and advance payment for accelerated share repurchase	(48)	—
Dividend payments	—	(53)
Other financing activities, net	17	(3)
Net cash (used in) provided by financing activities	(866)	1,786
Effect of exchange rate changes on cash and cash equivalents	13	(14)
Net (decrease) increase in cash and cash equivalents including cash classified within current assets held for sale	(571)	1,830
Cash classified within current assets held for sale	63	—
Net (decrease) increase in cash and cash equivalents	(508)	1,830
Cash and cash equivalents at beginning of year	2,968	3,679
Cash and cash equivalents at end of period	$2,460	$5,509

Segment Profit

We define segment profit as segment revenues less costs of services, segment selling, general and administrative, depreciation and amortization, and other income (excluding the movement in foreign currency exchange rates on our foreign currency denominated assets and liabilities and the related economic hedges). The Company does not allocate to its segments certain operating expenses managed at the corporate level. These unallocated costs include certain corporate function costs, stock-based compensation expense, pension and other post-retirement benefits (“OPEB”) actuarial and settlement gains and losses, restructuring costs, transaction, separation and integration-related costs, and amortization of acquired intangible assets.

	Three Months Ended
(in millions)	June 30, 2021	June 30, 2020
Profit
GBS profit	$272	$215
GIS profit	131	23
All other loss	(71)	(48)
Interest income	20	23
Interest expense	(62)	(106)
Restructuring costs	(67)	(72)
Transaction, separation and integration-related costs	(9)	(110)
Amortization of acquired intangible assets	(109)	(148)
Gains and (losses) on dispositions	347	—
Debt extinguishment costs	(28)	—
Pension and OPEB actuarial and settlement losses	—	(2)
Income (loss) before income taxes	$424	$(225)

Segment profit margins
GBS	14.4%	9.9%
GIS	5.8%	1.0%

Reconciliation of Non-GAAP Financial Measures

Our non-GAAP adjustments include:
•Restructuring costs – includes costs, net of reversals, related to workforce and real estate optimization and other similar charges.
•Transaction, separation and integration-related (“TSI”) costs – includes costs related to integration, planning, financing and advisory fees and other similar charges associated with mergers, acquisitions, strategic investments, joint ventures, and dispositions and other similar transactions.(1)
•Amortization of acquired intangible assets – includes amortization of intangible assets acquired through business combinations.
•Gains and losses on dispositions – gains and losses related to dispositions of businesses, strategic assets and interests in less than wholly-owned entities.(2)
•Debt extinguishment costs – costs associated with early retirement, redemption, repayment or repurchase of debt and debt-like items including any breakage, make-whole premium, prepayment penalty or similar costs as well as solicitation and other legal and advisory expenses.(3)
•Pension and OPEB actuarial and settlement gains and losses – pension and OPEB actuarial mark to market adjustments and settlement gains and losses.
•Tax adjustments – adjustments to impair tax assets, merger and divestiture related tax matters, restructuring charges and income tax expense of non-GAAP adjustments. Income tax expense of other non-GAAP adjustments is computed by applying the jurisdictional tax rate to the pre-tax adjustments on a jurisdictional basis.(4)

(1) TSI-Related Costs include fees and other internal and external expenses associated with legal, accounting, consulting, due diligence, investment banking advisory, and other services, as well as financing fees, retention incentives, and resolution of transaction related claims in connection with, or resulting from, exploring or executing potential acquisitions, dispositions and strategic investments, whether or not announced or consummated.

The TSI-Related costs for the first quarter of fiscal 2022 include $11 million of costs to execute the strategic alternatives; $4 million legal costs and ($12 million) credit towards Perspecta Arbitration settlement, $4 million in expenses related to integration projects resulting from the CSC - HPE ES merger (including costs associated with continuing efforts to separate certain IT systems) and $2 million of costs incurred in connection with activities related to other acquisitions and divestitures.

(2) Gains and losses on dispositions for the first quarter of fiscal 2022 include a $341 million gain on sale of the HPS business, gains of $19 million on other dispositions and ($13 million) of adjustments relating to the sale of the HHS business.

(3) Debt extinguishment costs adjustments for fiscal 2022 include $18 million to fully redeem two series of our 4.45% senior notes due fiscal 2023, $3 million to partially redeem our 4.125% senior notes due fiscal 2026, and $7 million of debt associated with asset financing.

(4) Tax adjustment for fiscal 2022 reflects net revaluation of deferred taxes resulting from changes in non-US jurisdiction tax rates.

Non-GAAP Results

A reconciliation of reported results to non-GAAP results is as follows:

	Three Months Ended June 30, 2021
(in millions, except per-share amounts)	As Reported	Restructuring Costs	Transaction, Separation and Integration-Related Costs	Amortization of Acquired Intangible Assets	Gains and Losses on Dispositions	Debt Extinguishment Costs	Tax Adjustment	Non-GAAP Results
Income before income taxes	$424	$67	$9	$109	$(347)	$28	$—	$290
Income tax expense	142	10	4	24	(91)	7	(28)	68
Net income	282	57	5	85	(256)	21	28	222
Less: net income attributable to non-controlling interest, net of tax	4	—	—	—	—	—	—	4
Net income attributable to DXC common stockholders	$278	$57	$5	$85	$(256)	$21	$28	$218

Effective Tax Rate	33.5%							23.4%

Basic EPS	$1.09	$0.22	$0.02	$0.33	$(1.01)	$0.08	$0.11	$0.86
Diluted EPS	$1.07	$0.22	$0.02	$0.33	$(0.98)	$0.08	$0.11	$0.84

Weighted average common shares outstanding for:
Basic EPS	254.67	254.67	254.67	254.67	254.67	254.67	254.67	254.67
Diluted EPS	260.32	260.32	260.32	260.32	260.32	260.32	260.32	260.32

	Three Months Ended June 30, 2020
(in millions, except per-share amounts)	As Reported	Restructuring Costs	Transaction, Separation and Integration-Related Costs	Amortization of Acquired Intangible Assets	Pension and OPEB Actuarial and Settlement Gains and Losses	Non-GAAP Results
(Loss) income before income taxes	$(225)	$72	$110	$148	$2	$107
Income tax (benefit) expense	(26)	12	28	34	—	48
Net (loss) income	(199)	60	82	114	2	59
Less: net income attributable to non-controlling interest, net of tax	6	—	—	—	—	6
Net (loss) income attributable to DXC common stockholders	$(205)	$60	$82	$114	$2	$53

Effective Tax Rate	11.6%					44.9%

Basic EPS	$(0.81)	$0.24	$0.32	$0.45	$0.01	$0.21
Diluted EPS	$(0.81)	$0.24	$0.32	$0.45	$0.01	$0.21

Weighted average common shares outstanding for:
Basic EPS	253.63	253.63	253.63	253.63	253.63	253.63
Diluted EPS	253.63	254.41	254.41	254.41	254.41	254.41

The above tables serve to reconcile the Non-GAAP financial measures to the most directly comparable GAAP measures. Please refer to the “About Non-GAAP Measures” section of the press release for further information on the use of these Non-GAAP measures.

Year-over-Year Organic Revenue Growth

	Three Months Ended
	June 30, 2021	June 30, 2020
Total revenue growth	(8.0)%	(7.9)%
Foreign currency	(5.7)%	2.0%
Acquisitions and divestitures	10.0%	(4.2)%
Organic revenue growth	(3.7)%	(10.1)%

GIS revenue growth	(3.2)%	(14.8)%
Foreign currency	(6.6)%	2.4%
Acquisitions and divestitures	0.7%	(0.2)%
GIS organic revenue growth	(9.1)%	(12.6)%

GBS revenue growth	(13.2)%	0.7%
Foreign currency	(4.7)%	1.8%
Acquisitions and divestitures	19.9%	(9.4)%
GBS organic revenue growth	2.0%	(6.9)%

EBIT and Adjusted EBIT

	Three Months Ended
(in millions)	June 30, 2021	June 30, 2020
Net income (loss)	$282	$(199)
Income tax expense (benefit)	142	(26)
Interest income	(20)	(23)
Interest expense	62	106
EBIT	466	(142)
Restructuring costs	67	72
Transaction, separation and integration-related costs	9	110
Amortization of acquired intangible assets	109	148
(Gains) and losses on dispositions	(347)	—
Debt extinguishment costs	28	—
Pension and OPEB actuarial and settlement losses	—	2
Adjusted EBIT	$332	$190

EBIT margin	11.3%	(3.2)%
Adjusted EBIT margin	8.0%	4.2%

Source: DXC Technology
Category: Investor Relations